Exhibit 3.37

CERTIFICATE OF FORMATION

OF

BURLINGTON COAT FACTORY OF DELAWARE, LLC

Filed: March 7, 2006

This Certificate of Formation of Burlington Coat Factory of Delaware, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is Burlington Coat Factory of Delaware, LLC.

SECOND. The address of the registered office of the LLC In the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the Stale of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

FOURTH: This certificate is to become effective on April 2, 2006 at 12:01 am Eastern Standard Time.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 7th day of March, 2006.

By:	/s/ Cindy Rashed Reilly
Name:	Cindy Rashed Reilly
Title:	Authorized Person